Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 10, 2021
Registration Statement Nos. 333-233850 and 333-233850-05

**Priced** Exeter Automobile Receivables Trust (EART) 2021-4

Bookrunners: Citi (str) and Deutsche Bank
Co-Managers: Barclays, Citizens, Wells Fargo

~~ Anticipated Capital Structure ~~

CL	AMT (MM)	OFF.AMT	WAL*	L. Final	S/M/D/K**	BNCH	Spread	Yield	CPN	$Px
A1	$84.340	$80.123	0.13	11/15/22	A1+/P1/R1(h)/K1+	IntL	+8	0.18521%	0.18521%	100.00000
A2	$209.000	$198.550	0.54	04/15/24	AAA/Aaa/AAA/AAA	EDSF	+20	0.409%	0.40%	99.99531
A3	$196.370	$186.551	1.31	07/15/25	AAA/Aaa/AAA/AAA	EDSF	+22	0.682%	0.68%	99.99865
B	$162.020	$153.919	2.08	05/15/26	AA/Aaa/AA/AA+	IntS	+30	1.059%	1.05%	99.98628
C	$140.590	$133.560	2.81	10/15/27	A/Aa3/A/A+	IntS	+50	1.468%	1.46%	99.99029
D	$135.880	$129.086	3.59	01/17/28	BBB/Baa3/BBB/BBB+	IntS	+85	1.970%	1.96%	99.99320
E	$98.260	$93.347	4.15	01/17/28	NR/NR/BB/BB+	IntS	+285	4.055%	4.02%	99.99560
F	$18.810	$17.869	4.16	02/15/29	NR/NR/B/B+	IntS	-Retained-
* WAL to call
** Preliminary/Expected ratings from the listed agencies

- TRANSACTION SUMMARY -
• Size : $993.005MM offered
• Registration : Classes A-D SEC Reg; Classes E-F 144A/Reg S/IAI
• Bloomberg Ticker : EART 2021-4
• Pricing Speed : 1.50 ABS 10% call
• Settlement Date : 11/17/2021
• First Payment : 12/15/2021
• Risk Retention : US = YES; EU = NO
• ERISA : A-D = YES; E-F = NO
• Expected Ratings : S&P/Moody's/DBRS/KBRA
• Min Denominations : A-D = 1k x 1k; E-F = 1316k x 1k
• Bill & Deliver : Citi

Available Information
• Prospectus, Preliminary Offering Memorandum and Intex CDI Attached

-CUSIPS-
SEC
Cls A-1 30165JAA4 / US30165JAA43
Cls A-2 30165JAB2 / US30165JAB26
Cls A-3 30165JAC0 / US30165JAC09
Cls B 30165JAD8 / US30165JAD81
Cls C 30165JAE6 / US30165JAE64
Cls D 30165JAF3 / US30165JAF30
144A
Cls E 30165JAG1 / US30165JAG13
Cls F 30165J AJ5 / US30165JAJ51
REG S
Cls E U3006J AA1 / USU3006JAA17
Cls F U3006J AB9 / USU3006JAB99
IAI
Cls E 30165J AH9 / USU3007AAA98
Cls F 30165J AK2 / US30165JAK25

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.